EXHIBIT 21.1

                                  Subsidiaries
                                  ------------


The following is a list of Registrant's subsidiaries:

o    Bingo.com (Canada) Enterprises Inc., a British Columbia corporation;
o    Bingo.com (Antigua),  Inc., an Antigua International  Business Corporation;
     and
o    Bingo.com (Wyoming), Inc., a Wyoming corporation.